UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 16, 2006
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)		P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Back to Contents

Item 1.01.	Entry into a Material Definitive Agreement

On March 16, 2006, the Human Resources Committee of the Board of Directors of PXRE Group Ltd. (the “Company”) granted an award of 146,251 restricted common shares to Jeffrey L. Radke, President & Chief Executive Office of the Company under the Company’s 2002 Officer Incentive Plan (the “LTIP”). The restricted share award was contractually mandated pursuant to the terms of Section 2.4 of the Employment Agreement, dated as of June 23, 2005, between the Company and Mr. Radke (the “Radke Employment Agreement”). A copy of the Radke Employment Agreement was previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June 23, 2005.

The restricted common share award vests ratably over 4 years on each anniversary of the awards, provided, that the LTIP provides that upon the earlier of (i) a change of control or (ii) our common shares ceasing to be publicly traded, any restricted period applicable to the restricted common shares shall immediately lapse. The Radke Employment Agreement further provides that all unvested equity awards made to Mr. Radke by the Company will vest in full if Mr. Radke’s employment is terminated without “cause” or if Mr. Radke resigns for “good reason” (as such terms are defined in the Radke Employment Agreement).

The foregoing description of the award of restricted common shares does not purport to be complete and is qualified in its entirety by reference to the Restricted Common Share Award Agreement under the LTIP, which is filed as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

99.1	Restricted Share Award Agreement, dated as of March 16, 2006, by and between PXRE Group Ltd. and Jeffrey L. Radke.

Back to Contents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

By:	/s/ Robert P. Myron

	Name:	Robert P. Myron
	Title:	Executive Vice President &
Chief Financial Officer

Date: March 20, 2006